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ADVANCED DRAINAGE SYSTEMS, INC.

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ADVANCED DRAINAGE SYSTEMS ANNOUNCES CORPORATE GOVERNANCE ENHANCEMENTS, RELEASE OF FISCAL 2020 SUSTAINABILITY REPORT AND LAUNCH OF SUSTAINABILITY WEBSITE

HILLIARD, Ohio – (June 15, 2020) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced the release of its Fiscal 2020 Sustainability Report on its newly launched Sustainability Website. ADS’ sustainability website detailing the Company’s ESG policies and programs as well as the Fiscal 2020 Sustainability Report may be accessed at this link.

In the past year, ADS took significant steps toward building a better tomorrow, including:

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Keeping 550 million pounds of plastic out of landfills by incorporating recycled materials into the manufacturing process, making the Company the 2nd largest plastic recycler in North America according to Plastics News;

•	Decreasing greenhouse gas emissions by 7% through efficiency improvements;
•	Approving $4 million for safety-related capital projects as the health and safety of employees remain paramount; and
•	Establishing an Environmental, Social, and Governance (ESG) Board sub-committee to develop and review ADS’ corporate citizenship, sustainability programs and ESG policies.

Additionally, the Board recently proposed enhancements to ADS’ corporate governance structure, including the declassification of the Board of Directors over the next three years, at which point all directors would stand for election on an annual basis, the elimination of the supermajority vote requirement for charter and bylaw changes that require shareholder approval and the introduction of the majority vote standard for the uncontested election of directors (with a plurality carveout for contested elections). Changes to the corporate governance structure are pending shareholder approval at ADS’ Annual Meeting of Stockholders on July 23, 2020.

Scott Barbour, President and Chief Executive Officer of ADS, commented, “I am extremely proud of all the progress we have made on our ESG initiatives. Sustainability is at the core of what we do and the report released today as well as our new sustainability website underscore ADS’ continued commitment to reducing our environmental impact and giving back to the communities in which we operate. The newly established ESG board sub-committee will provide enhanced oversight and provide critical advisory support as we work towards building a best-in-class ESG program.”

Robert Kidder, Chairman of the Board of Directors, noted, “Our ESG program also includes our commitment to improving our corporate governance structure and driving greater transparency with shareholders. This past year’s governance changes were implemented after thoughtful discussion with our Board and advisors as well as input from our fellow shareholders. These actions follow best practices, establish greater accountability to our shareholders and importantly, are vital to long-term value creation.”

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of 63 manufacturing plants and 32 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com